UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2007

MAGMA DESIGN AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-33213	77-0454924
(Commission File Number)	(I.R.S. Employer Identification Number)

5460 Bayfront Plaza, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(408) 565-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 27, 2007, Magma Design Automation, Inc. (“Magma”) entered into separate exchange agreements with certain holders of its existing Zero Coupon Convertible Subordinated Notes due May 15, 2008 (the “Old Notes”), pursuant to which holders of approximately $47.4 million in aggregate principal amount of the Old Notes agreed to exchange their Old Notes for approximately $47.4 million in aggregate principal amount of a new series of notes, the 2.00 percent Convertible Senior Notes due May 15, 2010 (the “New Notes”). After the satisfaction of closing conditions and subsequent completion of the exchange, approximately $17.7 million in aggregate principal amount of the Old Notes will remain outstanding.

The New Notes compare to the Old Notes as follows:

•	the New Notes will be unsecured senior indebtedness of Magma, which will rank senior in right of payment to the Old Notes;

•	the New Notes will bear interest at 2.00 percent per annum versus no interest on the Old Notes;

•	the New Notes will have interest payment dates of May 15 and November 15 of each year until maturity versus no interest payment dates for the Old Notes;

•	the New Notes will have a 2010 maturity date versus a maturity date of 2008 on the Old Notes; and

•

the New Notes will initially be convertible upon the occurrence of certain conditions into approximately 66 shares of Magma common stock per $1,000 in aggregate principal amount of the New Notes versus 42 shares for the Old Notes. The conversion rate on the New Notes may be increased by up to 22 shares upon a conversion in connection with a change of control of Magma.

In addition, the New Notes will contain a net share settlement provision which allows Magma at its option, in lieu of delivery of some or all of the shares of common stock otherwise issuable upon conversion of the New Notes, to pay holders of the New Notes in cash for all or a portion of the principal amount of the converted New Notes and any amounts in excess of the principal amount which are due.

Further, after May 20, 2009, Magma will have the option to redeem the New Notes for cash in an amount equal to 100 percent of the aggregate principal amount of the outstanding New Notes at the time of such redemption.

In connection with the exchange, Magma will enter into a registration rights agreement with the holders of the New Notes. Pursuant to the registration rights agreement, Magma will agree to file a shelf registration statement with respect to the resale of the New Notes and the Magma common stock issuable upon conversion thereof. In the event that Magma fails to comply with its obligations under the registration rights agreement, Magma will be obligated to make additional payments to the holders of the New Notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above, which is incorporated herein by reference. The issuance of the New Notes and the underlying shares of Magma common stock will not be registered under the Securities Act of 1933, as amended, in reliance on an exemption under Rule 506 of Regulation D.

Item 7.01 Regulation FD Disclosure

On February 27, 2007, Magma issued a press release announcing that it entered into separate exchange agreements with certain holders of approximately $47.4 million in aggregate principal amount of the Old Notes, pursuant to which Magma agreed to exchange their Old Notes for approximately $47.4 million in aggregate principal amount of the New Notes.

A copy of Magma’s press release is attached to this Current Report as Exhibit 99.1. The press release attached hereto as Exhibit 99.1 and the information contained therein shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The press release shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1    Press release dated February 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGMA DESIGN AUTOMATION, INC
Dated: February 27, 2007
	By:	/s/ Peter S. Teshima
Peter S. Teshima
Corporate Vice President- Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 27, 2007.